Exhibit 10.13


                         AGREEMENT FOR INTERIM FINANCING
                            FOR COLONIAL DOWNS, L.P.

         THIS AGREEMENT ("Agreement") is made and entered into as of the 27th day of February, 1997 by and among CD ENTERTAINMENT LTD., an Ohio limited liability company ("CD"), and STANSLEY MANAGEMENT CORP. ("SMC"), a Virginia corporation, ARNOLD W. STANSLEY ("Stansley") and JAMES H. LEADBETTER ("Leadbetter").

                                    RECITALS

         A. CD and SMC are parties to a certain Second Amended and Restated Partnership Agreement, dated as of July 14, 1996, and a First Amendment to Second Amended and Restated Partnership Agreement, also dated as of July 14, 1996 (collectively, the "Partnership Agreement"), as all of the partners of Colonial Downs, L.P., a Virginia limited partnership (the "Partnership").

         B. CD and SMC also are party to an Agreement, dated July 14, 1996 (the "Provisional Financing Agreement"), that memorializes their agreement regarding
(i) the conversion of certain loans from CD to the Partnership, (ii) the terms of a loan from CD to the Partnership for the acquisition and renovation of the Richmond satellite wagering facility, (iii) the Construction Contract between Norglass, Inc. and the Partnership, and (iv) certain additional loans to be made by SMC and CD to the Partnership.

         C. CD and SMC also are party to an Agreement, dated August 8, 1996 (the "Permanent Financing Agreement"), that memorialize their agreements regarding
(i) obtaining debt and equity financing for the Partnership, (ii) the future conduct of the business of the Partnership, and (iii) the relationship of its partners.

         D. CD and SMC desire to memorialize their agreement regarding interim financing to be provided to the Partnership prior to the closing of the Offering and the Credit Facility as described in the Registration Statement (as defined herein) (the "Permanent Financing").

         E. In connection with, and immediately prior to, the closing of the Permanent Financing, the Partnership will be reorganized (the "Reorganization"); a new holding company ("Holdings") will be established; and, through merger or exchange, Holdings will acquire, directly or indirectly, all of the interests in the Partnership and Stansley Racing Corp. (Holdings, together with its subsidiaries, is collectively hereinafter referred to as, "Colonial Downs").

         F. CD and SMC also have agreed that Holdings shall conduct an initial public offering of its stock, as described in a registration statement on Form S-1 filed with the Securities and Exchange Commission on December 19, 1996, as amended by amendments filed on February 14, 1997 and February 21, 1997 (the "Registration Statement").



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         G. CD, Stansley and Leadbetter desire to memorialize their agreement regarding certain transfers of stock in Holdings.

         H. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. Sources and Uses of Funds. (a) The parties agree that until the closing of the Permanent Financing, Colonial Downs shall require additional funds to continue construction of the racetrack, expand its network of satellite wagering facilities, finance transactional costs associated with the Permanent Financing, pay overhead expenses and meet other similar costs. CD agrees to make available to Colonial Downs up to $10,000,000, including all equity contributions and loans made to date. Other than CD's $2,000,000 equity contributions, the outstanding balance of CD's loans to Colonial Downs shall be paid in part from the proceeds of the Offering and $3.5 million shall be paid from the proceeds of the Credit Facility. CD will provide letters of credit required to secure Colonial Downs' obligations to fund certain purse accounts pursuant to agreements with the Virginia Horsemen's Benevolent and Protective Association, Inc. ("VaHBPA") and the Virginia Harness Horse Association ("VHHA"). The amount of such letters of credit shall be deducted from the $10,000,000 commitment hereunder. CD's letters of credit shall be released upon the funding of the VaHBPA and VHHA purse accounts.

                  (b) SMC and its shareholders shall have no further obligation to make loans to Colonial Downs and are specifically released from the obligations specified in paragraph 9 of the Provisional Financing Agreement to guarantee additional loans to Colonial Downs.

                  (c) SMC's shareholders will remain obligated for letters of credit aggregating $200,000 currently issued to secure erosion control obligations of Colonial Downs in New Kent County, Virginia and the letters of credit aggregating $1,000,000 securing Colonial Downs' Performance Guarantee to the Virginia Racing Commission. Upon the closing of the Offering, (i) SMC's shareholders will be relieved by Colonial Downs of any further obligations for the foregoing letters of credit, if not released prior to the Offering, and (ii) Colonial Downs shall pay directly or reimburse SMC's shareholders for any letter of credit fees or other expenses of maintaining or renewing such letters of credit for the erosion control obligations of Colonial Downs or the Performance Guarantee.


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                  (d) CD's loans in excess of its equity contributions and loan evidenced by a Promissory Note in the amount of $3,000,000, dated July 14, 1996, shall be memorialized by a credit line promissory note containing customary and usual terms and conditions and providing for an interest rate equal to CD's cost of funds rate, which is currently estimated to be LIBOR plus 3% per annum. The loan shall be repaid from the proceeds of the Offering, provided that at least $3.5 million of CD's loans shall remain outstanding until the closing of the Credit Facility.

                  (e) No shareholder of Holdings shall have any personal obligation or liability with respect to the repayment of loans to CD, the release of SMC's shareholders from letters of credit, or the reimbursement of SMC's shareholders for expenses incurred in connection with such letters of credit.

         2. Approval of Construction Expenditures. Expenses not made in the ordinary course of business and single expenditures in excess of $10,000 for construction at the racetrack, the Richmond satellite wagering facility, the Hampton satellite wagering facility or other facility shall be subject to the prior written approval of either Bob Hughes or Dave Grunenwald as agents of CD.

         3. Timing of the Reorganization. The parties agree that the Reorganization shall not occur until immediately prior to the closing of the Offering and only with the consent of the parties hereto, which consent will not be unreasonably withheld, delayed, or conditioned.

         4. Additional Loans to Colonial Downs. Immediately prior to the closing of the Offering, CD will make available to Colonial Downs a subordinated loan in the amount of $5,500,000 secured by a second deed of trust on Colonial Downs' real estate in New Kent County, Virginia. The interest rate for such loan shall be CD's cost of funds and shall have a term of three (3) years. The loan shall be evidenced by a promissory note containing customary and usual terms and conditions; and shall be secured by assets of Colonial Downs to the extent permitted by Colonial Downs' senior lenders. Such loan shall be subordinated to the Credit Facility as Colonial Downs' senior lenders may require (including extending the term thereof to a scheduled maturity occurring after the stated maturity of the Credit Facility).

         5. Amendment of Prior Documents.

                  (a) The Partnership Agreement is amended by (i) deleting the first sentence of Section 2.2 in its entirety and replacing it with the following: "CD has agreed to make a cash Capital Contribution to the Partnership of $2,000,000" and (ii) by deleting Section 2.8 in its entirety and replacing it with the following: "Intentionally Omitted."

                  (b) Section 6(a) of the Permanent Finance Agreement is deleted in its entirety and replaced with the following:


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                           Arnold W. Stansley ("Stansley") shall be relieved of
                           all responsibility for day-to-day operations of Colonial Downs. Colonial Downs shall enter into a consulting agreement with Stansley for a term of five
                           (5) years at $75,000 per year and containing such other terms as are mutually agreeable to CD and Stansley. Additionally, Mr. Stansley shall receive such director fees and travel allowances as are afforded other directors.

                  (c) Upon the Reorganization of the Partnership to be effected immediately prior to the closing of the Permanent Financing, SMC shall be relieved of any obligation to pay the "Tax Amount" specified in Section 2.10 of the Partnership Agreement.

                  (d) The parties hereto acknowledge and agree that if the Offering does not close, then the Partnership Agreement, except as amended by
Section 5(a) hereof, shall remain in full force and effect.

                  (e) In addition to the foregoing specific amendments, this Agreement is intended to supplement the Partnership Agreement, the Provisional Financing Agreement, and the Permanent Financing Agreement (collectively, the "Prior Agreements") and, to the extent that any of the provisions hereof are inconsistent with the provisions of the Prior Agreements, the provisions hereof will control.

         6. Allocation of Funds if Permanent Financing does not Occur. If the Permanent Financing does not occur, and all or substantially all of the assets of Colonial Downs are sold, after repayment of all secured creditors, the proceeds from such sale shall be used to pay obligations of Colonial Downs which have been guaranteed by its partners or shareholders or for which they are otherwise personally liable.

         7. Registration Rights. CD and SMC shall use their best efforts in consultation with Friedman, Billings, Ramsey & Co., Inc. to arrange for registration rights with respect to shares of stock of Holdings owned by them, as such rights are described in the final prospectus included in the Registration Statement. Such rights shall be assignable in connection with any private sale of such shares.

         8. Track Concessions. Colonial Downs, SMC, and Virginia Concessions, L.L.C. agree to amend their Food and Beverage Concessions Agreement, dated as of November 2, 1995, as amended by a First Amendment, dated as of July 14, 1996 (as so amended, the "Food and Beverage Agreement"), to state that Virginia Concessions, L.L.C. shall provide food and beverage services at the racetrack. Such amendment shall provide for a commission rate of approximately 15% on a blended basis between fine dining and concessions sales when the live racing is conducted at the racetrack and shall provide for commission rates applicable to satellite wagering facilities under the Food and Beverage Agreement when live racing is not conducted at the racetrack. Further, once the track and six satellite facilities have been open and operating for twenty-four (24) months, Colonial Downs shall have the option for sixty (60) days to terminate


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the Food and Beverage Agreement for a purchase price equal to six (6) times the net operating cash flow from the track and such satellite facilities, calculated in accordance with generally accepted accounting practices, consistently applied. Additionally, such amendment shall contain commercially reasonable terms.

         9. Construction Contract. SMC and Arnold Stansley hereby designate CD to be the representative of the Partnership to negotiate with Norglass, Inc. a construction contract which incorporates the terms and conditions specified for such contract in the Provisional Financing Agreement. CD shall have full authority to negotiate, execute and deliver such agreement on behalf of the Partnership.

         10. Fee to Premier Construction. Colonial Downs shall pay to Premier Development, an affiliate of CD, a fee of $250,000 from the proceeds of the Permanent Financing for services provided to the Partnership and associated out-of-pocket expenses. Such services include, but are not limited to, negotiations with Chesapeake Corporation for the timely construction of the infrastructure to support the track; the design, bidding and construction management of the track; site selection, permitting, development, renovation and construction of the Richmond, Hampton and proposed Brunswick SWF; and other real estate development matters.

         11. Grant of Options. Immediately following the Reorganization, Stansley and Leadbetter will grant options to CD to acquire up to 300,000 shares in aggregate (208,200 from Stansley and 91, 800 from Leadbetter) of Class A Common Stock of Holdings at 85% of the initial offering price for the Offering. Such options shall remain outstanding for three (3) years from the date of the closing of the Offering and may be exercised all or in part.

         12. Buy-Sell Agreement. Immediately following the Reorganization, Leadbetter and Stansley, as recipients of shares of Holdings from the merger of SMC, and CD, shall enter into a buy-sell agreement (the "Buy-Sell Agreement"), substantially in the form of Exhibit A hereto.

         13. Benefit. This Agreement shall inure to the sole and exclusive benefit of the parties hereto and the respective successors and permitted assigns.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         15. Use of Arbitration. If any dispute shall arise between the parties hereto, and the same is not resolved between the parties, such dispute shall be settled by arbitration pursuant to this Section 15. In such event, either party hereto may serve upon the other party a written notice demanding that the dispute be resolved pursuant to this Section 15. To the extent that any provision herein is inconsistent with any rule of the AAA, this Agreement shall prevail. The selection of arbitrators and the procedures for arbitrations shall be as provided in Section 12.3 of the Partnership Agreement; provided any such arbitration shall be completed within sixty (60) days of filing.


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


         16. Amendment. This Agreement cannot be modified or amended, nor may any of the provisions hereof be waived, except in a writing signed by the parties hereto.

         17. Miscellaneous. All provisions in this Agreement are severable and each valid and enforceable provision shall remain in effect and shall be binding upon the undersigned, notwithstanding that other provisions may be held by legislative or judicial process to be invalid or unenforceable. All notices, consents, demands, requests, or other communications which may or are required to be given hereunder shall be in writing and shall be sent by telefax, overnight courier, or United States mail, registered or certified, return receipt requested, postage prepaid at the address of each party hereto set forth under the party's signature hereto. Any party may change its or his address for the giving of notices, consents, demands, requests, or other communications by delivering written notice to all the parties of its or his new address for such purpose. Notices, consents, demands, requests, or other communications shall be deemed given or served on the day when sent by telefax, one business day after deposit with an overnight courier, or two business days after deposit in the United States mail. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement.



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         IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement as of the date and year first set forth above.

                                    STANSLEY MANAGEMENT CORP.



                                    By: _______________________________
                                        Arnold W. Stansley, President
                                        3610 N. Courthouse Rd.
                                        P. O. Box 456
                                        Providence Forge, VA  23140


                                    CD ENTERTAINMENT LTD.

                                    By: JACOBS ENTERTAINMENT LTD.,
                                          its Manager



                                             By: __________________________
                                                 Jeffrey P. Jacobs, Manager
                                                 1231 Main Avenue
                                                 Cleveland, OH  44113

The undersigned agree to the foregoing terms.



______________________________                   ______________________________
Arnold W. Stansley                               James M. Leadbetter


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


                                                                    EXHIBIT A


                               BUY-SELL AGREEMENT

         THIS BUY-SELL AGREEMENT is made as of this ___ day of March, 1997 by and among ARNOLD W. STANSLEY, CD ENTERTAINMENT LTD., and JAMES M. LEADBETTER (collectively referred to herein as the "Shareholders" and individually as a "Shareholder").

         WHEREAS, the Shareholders are the owners of issued and outstanding shares of Class A Common Stock and Class B Common Stock (collectively, the "Shareholder Shares") of Colonial Downs Holdings, Inc., a Virginia Company (the "Company"); and

         WHEREAS, the Shareholders wish to enter into an agreement with respect to the disposition of the Shareholder Shares and with respect to the disposition of shares of the Company acquired by the Shareholders hereafter (such Shareholders Shares and hereinafter acquired shares, collectively, the "Shares").

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, it is agreed as follows:

         1. General Restriction on Share Transfers. No Shareholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or by operation of law) any interest in any Shares except pursuant to the terms and provisions of this Agreement; provided, however, that any Shareholder may, without restrictions and without notice to any other Shareholder, transfer shares by inter vivos gift or testamentary disposition to a transferring Shareholder's spouse or lineal descendants or to a trust for the benefit of such persons, to a family partnership or limited liability company consisting of the Shareholder and/or such persons if the designated transferee, heir, trust, partnership or limited liability company, upon transfer of record ownership of such Shares, agrees to be bound by the terms and provisions of this Agreement. Notwithstanding the foregoing, each Shareholder may pledge up to one-third of his Shares to secure bona fide obligations, provided that the pledgee under such pledge agrees to be bound by all the terms and conditions of this Agreement and shall take all actions required hereunder as if it were a party hereto, before seeking to foreclose on any Shares pledged.

          2.   Private Sale of Shares.

                            (a) If any of Shareholder receives a bona fide
written offer (the "Offer") for their Shares, he (the "Offering Shareholder") shall offer, by written notice, (the "Notice") which shall include a copy of the Offer to the other Shareholders (the "Remaining Shareholders"), pro rata based on the sum of such Remaining Shareholders' shares, the right to buy the number of Shares specified in the Offer on the terms specified in the Offer. The remaining Shareholders shall have five (5) days (the "Offer Period") from the receipt of the Notice to elect to buy all, but


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

not less than all, of his proportionate share of the Shares. If any Remaining Shareholder elects not to purchase his proportionate share, the other Remaining Shareholder also must purchase his share of the Shares from the Offering Shareholder if he wishes to exercise his rights to buy such Shares hereunder. If any remaining Shareholder elects to buy Shares subject to the Offer the closing of the sale of such Shares to the Remaining Shareholders shall occur within fifteen (15) days of the receipt of the Notice, or such later date as the parties may agree, on the terms specified in the Offer.

                  (b) If no Remaining Shareholder elects within five (5) days of receipt of the Notice to purchase such Shares, the Offering Shareholder shall have ninety (90) days in which to sell the Shares specified in the Offer at the price specified therein and on terms no more favorable to a purchaser than those offered to the Remaining Shareholders. Any Shares not transferred within such 90-day period shall be reoffered to the Remaining Shareholders prior to any subsequent transfer.

                  (c) The foregoing restrictions on the transfer of Shares shall not apply to any transfer of the Shares effected by Friedman, Billings, Ramsey & Co., Inc. ("Friedman, Billings) that occurs prior to the later of (i) 180 days after the closing of the underwritten, initial public offering of the Company's stock or (ii) such time as the Company is operating four (4) SWFs (exclusive of the simulcast facilities located at the track).

         3.       Market Transfers of Shares.

                  (a) Should an Offering Shareholder wish to sell Shares in an open market sale of Shares, pursuant to Rule 144, promulgated under the Securities Exchange Act of 1933, or otherwise, such Shareholder, at least twenty-four (24) hours prior to entering a sell or limit order with respect to such Shares, shall offer by telecopied, written notice to the Remaining Shareholders the opportunity to buy such Shares, pro rata, at the quoted bid price one hour prior to the time the notice is sent. That notice shall specify the applicable bid price. Each remaining Shareholder shall have twenty-four (24) hours from the receipt of such notice to elect by telecopied written notice to the Offering Shareholder to purchase all or a portion of his pro rata share of the Shares. The purchase price for the Shares that any Remaining Shareholder elects to purchase shall be the greater of (i) the bid price stated in the notice or (ii) the bid price in effect within one hour prior to the time the election to purchase the Shares was sent. The closing of the purchase of such Shares will occur within three (3) days of such Remaining Shareholder's election to purchase the Shares.

                  (b) No Shareholder shall be liable to any other shareholder for a decline in value from the time of the notice from the Offering Shareholder to the time of the notice from the Remaining Shareholder electing to purchase Shares subject to the offer, nor shall any Shareholder have the right to acquire the Shares at a price less than the bid price in effect one hour prior to the time the Offering Shareholder sent his notice.


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

                  (c) The Offering Shareholder shall be able to sell any Shares that the Remaining Shareholders elect not to purchase pursuant to the terms of this Section 3 on the market within the next ten (10) trading days at a price not less than ninety percent (90%) of that set forth in the Offering Shareholder's notice.

         4. Registration Rights. Prior to the election to exercise any registration rights applicable to the Shares, the Shareholder desiring to exercise such registration rights shall offer by written notice to the Remaining Shareholders (unless CD Stansley, and Leadbetter all elect to exercise such registration rights) the Shares such Shareholder desires to register. The purchase price for such Shares shall be the price at which Friedman, Billings has stated to the Offering Shareholder the Shares can be sold on the market, less commissions and estimated offering expenses to be incurred by the Offering Shareholder. The Remaining Shareholders shall have fourteen (14) days in which to elect to exercise such rights and shall close on the purchase of such shares within fourteen days thereafter.

         5. Legend. The Shareholders agree that there shall be placed on all certificates for Shares the following legend:

         Any disposition or encumbrance of the shares represented by this certificate subject to the terms and conditions of a Buy-Sell Agreement, dated as of ________, 1997, as the same may be amended from time to time, a copy of which is on file at the principal office of the Company.

         Each Shareholder shall cause such legend to be imprinted on certificates evidencing the Shares.

         6. Termination. Unless otherwise agreed upon by the parties, this Agreement shall terminate upon the earlier of (i) the date on which the holding period under Rule 144 (d) of the Act applicable to the Shares expires (ignoring any registration of the Shareholder's Shares for public sale prior to such date), or (ii) at such time as there is only one Shareholder subject to this Agreement.

         7. Notices. All notices, consents and other communications to, upon and between the respective parties hereto pursuant to the terms of the Agreement shall be in writing and shall be deemed to have been given, delivered or made
(i) the day delivered by telecopy with confirmation of receipt; (ii) the day following deposit with a recognized courier for overnight delivery; or (iii) three (3) days following when mailed by registered or certified mail, postage prepaid, and return receipt requested, to a Shareholder at his address shown on the signature pages hereto. Any Shareholder may change his address for notices by giving proper notice of such change pursuant to this Section 7.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.


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

         9. Successor. In the case of an incapacitated or deceased Shareholder, the term "Shareholder" shall be deemed to refer to his legal guardian or personal representative when appropriate. This Agreement shall be binding on and inure to the respective benefit of the parties, their successors, estates, and personal representatives.

         10. Specific Performance. Each Shareholder agrees that a remedy in money damages at law for breach of this Agreement is inadequate and that this Agreement may be enforced in equity for specific performance

         11. Headings. The underlined headings herein are for convenience only and shall not affect the interpretation of this Agreement.

         12. Gender. Throughout this Agreement whenever the context requires or permits, genders shall be deemed interchangeable, and the single number shall be deemed to include the plural, and vice versa.

         13. Amendments. No change, modification or amendment of this Agreement shall be valid or binding upon any party hereto unless such change, modification or amendment is in writing and is signed by such party.

         14. Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same original.

         15. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all prior negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

         IN WITNESS WHEREOF, the parties have executed and sealed this Agreement in more than one counterpart, each of which is an original.


                                        _____________________________
                                        ARNOLD W. STANSLEY
                                        Address:          Raceway Park
                                                          5700 Telegraph Road
                                                          Toledo, Ohio  43612
                                        Telecopier:       419-476-7979


                                        _____________________________
                                        JAMES M. LEADBETTER
                                        Address:          10 Arco Drive
                                                          Toledo, Ohio  43607
                                        Telecopier:       419-537-9081


                                        CD ENTERTAINMENT LTD.

                                        By: JACOBS ENTERTAINMENT LTD.,
                                              its Manager



                                          By: _________________________
                                                Jeffrey P. Jacobs, Manager
                                                1231 Main Avenue
                                                Cleveland, OH  44113
                                                Telecopier:  216-861-4590



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